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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 7)*

Schnitzer Steel Industries, Inc.

(Name of Issuer)
Class A Common Stock, $1 par value

(Title of Class of Securities)
806882 10 6
(CUSIP Number)
NA

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    / /      Rule 13d-1(b)

    / /      Rule 13d-1(c)

    /x/      Rule 13d-1(d)

    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 42 pages

CUSIP No. 806882 10 6	13G	Page 2 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Manuel Schnitzer

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 27,500

		(6)	SHARED VOTING POWER 4,311,128

		(7)	SOLE DISPOSITIVE POWER 308,666

		(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,338,628

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 45.4%

(12)	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 3 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Carol S. Lewis

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 1,000

		(6)	SHARED VOTING POWER 4,311,128

		(7)	SOLE DISPOSITIVE POWER 131,465

		(8)	SHARED DISPOSITIVE POWER 60,000

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,312,128

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 45.1%

(12)	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 4 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Scott Lewis

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 46,000

		(6)	SHARED VOTING POWER 4,311,128

		(7)	SOLE DISPOSITIVE POWER 75,223

		(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,357,128

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 45.6%

(12)	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 5 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Emanuel Rose

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 700

		(6)	SHARED VOTING POWER 4,311,128

		(7)	SOLE DISPOSITIVE POWER 22,177

		(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,311,828

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 45.1%

(12)	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 6 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Larry Lewis

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 0

		(6)	SHARED VOTING POWER 4,311,128

		(7)	SOLE DISPOSITIVE POWER 83,210

		(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,311,128

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 45.1%

(12)	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 7 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Kathleen Lewis

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 0

		(6)	SHARED VOTING POWER 4,311,128

		(7)	SOLE DISPOSITIVE POWER 81,828

		(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,311,128

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 45.1%

(12)	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 8 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Marilyn S. Easly

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 536

		(6)	SHARED VOTING POWER 4,311,128

		(7)	SOLE DISPOSITIVE POWER 240,392

		(8)	SHARED DISPOSITIVE POWER 60,000

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,311,664

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 45.1%

(12)	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 9 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON David S. Easly

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 0

		(6)	SHARED VOTING POWER 4,311,128

		(7)	SOLE DISPOSITIVE POWER 54,161

		(8)	SHARED DISPOSITIVE POWER 2,198

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,311,128

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 45.1%

(12)	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 10 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Danielle Easly Nye

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 0

		(6)	SHARED VOTING POWER 4,311,128

		(7)	SOLE DISPOSITIVE POWER 46,179

		(8)	SHARED DISPOSITIVE POWER 2,198

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,311,128

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 45.1%

(12)	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 11 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sean M. Easly

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 0

		(6)	SHARED VOTING POWER 4,311,128

		(7)	SOLE DISPOSITIVE POWER 36,534

		(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,311,128

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 45.1%

(12)	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 12 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Gilbert Schnitzer

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 0

		(6)	SHARED VOTING POWER 4,396,478

		(7)	SOLE DISPOSITIVE POWER 0

		(8)	SHARED DISPOSITIVE POWER 562,211

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,396,478

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 46.0%

(12)	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 13 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Thelma S. Schnitzer

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 0

		(6)	SHARED VOTING POWER 4,396,478

		(7)	SOLE DISPOSITIVE POWER 0

		(8)	SHARED DISPOSITIVE POWER 562,211

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,396,478

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 46.0%

(12)	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 14 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Gary Schnitzer

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 63,152

		(6)	SHARED VOTING POWER 4,311,128

		(7)	SOLE DISPOSITIVE POWER 181,683

		(8)	SHARED DISPOSITIVE POWER 90,000

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,374,280

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 45.5%

(12)	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 15 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Gregory Schnitzer

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 28,000

		(6)	SHARED VOTING POWER 4,311,128

		(7)	SOLE DISPOSITIVE POWER 32,425

		(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,339,128

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 45.4%

(12)	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 16 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Kenneth M. Novack

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 13,766

		(6)	SHARED VOTING POWER 4,395,478

		(7)	SOLE DISPOSITIVE POWER 13,766

		(8)	SHARED DISPOSITIVE POWER 267,821

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,409,244

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 46.1%

(12)	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 17 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Deborah S. Novack

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 0

		(6)	SHARED VOTING POWER 4,395,478

		(7)	SOLE DISPOSITIVE POWER 0

		(8)	SHARED DISPOSITIVE POWER 357,821

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,395,478

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 46.0%

(12)	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 18 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Melanie A. Novack

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 0

		(6)	SHARED VOTING POWER 4,311,128

		(7)	SOLE DISPOSITIVE POWER 0

		(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,311,128

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 45.1%

(12)	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 19 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Leonard Schnitzer

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 84,337

		(6)	SHARED VOTING POWER 4,341,028

		(7)	SOLE DISPOSITIVE POWER 84,337

		(8)	SHARED DISPOSITIVE POWER 459,710

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,425,365

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 45.9%

(12)	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 20 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Lois T. Schnitzer

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 0

		(6)	SHARED VOTING POWER 4,334,728

		(7)	SOLE DISPOSITIVE POWER 0

		(8)	SHARED DISPOSITIVE POWER 269,475

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,334,728

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 45.4%

(12)	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 21 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Rita S. Philip

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 0

		(6)	SHARED VOTING POWER 4,320,128

		(7)	SOLE DISPOSITIVE POWER 0

		(8)	SHARED DISPOSITIVE POWER 164,151

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,320,128

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 45.2%

(12)	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 22 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Robert W. Philip

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 98,488

		(6)	SHARED VOTING POWER 4,320,128

		(7)	SOLE DISPOSITIVE POWER 98,488

		(8)	SHARED DISPOSITIVE POWER 127,700

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,418,616

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 45.8%

(12)	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 23 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Michele Babette Philip

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 1,500

		(6)	SHARED VOTING POWER 4,311,128

		(7)	SOLE DISPOSITIVE POWER 9,827

		(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,312,628

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 45.1%

(12)	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 24 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Gayle S. Romain

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 300

		(6)	SHARED VOTING POWER 4,350,928

		(7)	SOLE DISPOSITIVE POWER 110,947

		(8)	SHARED DISPOSITIVE POWER 214,595

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,351,228

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 45.5%

(12)	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 25 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Laura H. Rosencrantz

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 0

		(6)	SHARED VOTING POWER 4,311,128

		(7)	SOLE DISPOSITIVE POWER 6,108

		(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,311,128

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 45.1%

(12)	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 26 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Bryan L. Rosencrantz

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 100

		(6)	SHARED VOTING POWER 4,311,128

		(7)	SOLE DISPOSITIVE POWER 6,208

		(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,311,228

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 45.1%

(12)	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 27 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sandra Lee Schnitzer

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 2,600

		(6)	SHARED VOTING POWER 4,311,128

		(7)	SOLE DISPOSITIVE POWER 125,464

		(8)	SHARED DISPOSITIVE POWER 30,000

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,313,728

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 45.1%

(12)	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 28 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Mardi S. Schnitzer

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 600

		(6)	SHARED VOTING POWER 4,311,128

		(7)	SOLE DISPOSITIVE POWER 123,464

		(8)	SHARED DISPOSITIVE POWER 53,724

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,311,728

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 45.1%

(12)	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 29 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Jill Schnitzer Edelson

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 100

		(6)	SHARED VOTING POWER 4,315,528

		(7)	SOLE DISPOSITIVE POWER 100

		(8)	SHARED DISPOSITIVE POWER 170,011

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,315,928

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 45.2%

(12)	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 30 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Richard H. Edelson

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 0

		(6)	SHARED VOTING POWER 4,315,828

		(7)	SOLE DISPOSITIVE POWER 0

		(8)	SHARED DISPOSITIVE POWER 110,888

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,315,828

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 45.2%

(12)	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 31 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Dina S. Meier

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 0

		(6)	SHARED VOTING POWER 4,312,428

		(7)	SOLE DISPOSITIVE POWER 0

		(8)	SHARED DISPOSITIVE POWER 156,905

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,312,428

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 45.1%

(12)	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 32 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Jean S. Reynolds

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 0

		(6)	SHARED VOTING POWER 4,311,128

		(7)	SOLE DISPOSITIVE POWER 0

		(8)	SHARED DISPOSITIVE POWER 381,139

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,311,128

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 45.1%

(12)	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 33 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Alan Scott Davis

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 0

		(6)	SHARED VOTING POWER 4,311,128

		(7)	SOLE DISPOSITIVE POWER 9,332

		(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,311,128

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 45.1%

(12)	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 34 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON N. Dickson Davis

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 0

		(6)	SHARED VOTING POWER 4,311,128

		(7)	SOLE DISPOSITIVE POWER 3,000

		(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,311,128

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 45.1%

(12)	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 35 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Samantha Paige Davis

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 0

		(6)	SHARED VOTING POWER 4,311,128

		(7)	SOLE DISPOSITIVE POWER 15,863

		(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,311,128

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 45.1%

(12)	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 36 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Dori Schnitzer

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 0

		(6)	SHARED VOTING POWER 4,311,128

		(7)	SOLE DISPOSITIVE POWER 273,667

		(8)	SHARED DISPOSITIVE POWER 308,801

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,311,128

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 45.1%

(12)	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 37 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Susan Schnitzer

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 0

		(6)	SHARED VOTING POWER 4,311,128

		(7)	SOLE DISPOSITIVE POWER 245,716

		(8)	SHARED DISPOSITIVE POWER 181,797

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,311,128

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 45.1%

(12)	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 38 of 42 Pages

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON First Interstate Bank of Oregon, N.A.

(2)	CHECK THE APPROPRIATE BOX IF	(a)	/x/
	A MEMBER OF A GROUP*	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		(5)	SOLE VOTING POWER 0

		(6)	SHARED VOTING POWER 4,311,128

		(7)	SOLE DISPOSITIVE POWER 0

		(8)	SHARED DISPOSITIVE POWER 650,000

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,311,128

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 45.1%

(12)	TYPE OF REPORTING PERSON* BK

*SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).	Name of Issuer
Schnitzer Steel Industries, Inc. (the "Company")
Item 1(b).	Address of Issuer's Principal Executive Offices
3200 NW Yeon Avenue Portland, OR 97210
Item 2(a).	Name of Persons Filing

Manuel Schnitzer
Carol S. Lewis
Scott Lewis
Emanuel Rose
Larry Lewis
Kathleen Lewis
Marilyn S. Easly
David S. Easly
Danielle Easly Nye
Sean M. Easly
Gilbert Schnitzer
Thelma S. Schnitzer
Gary Schnitzer
Gregory Schnitzer
Kenneth M. Novack
Deborah S. Novack
Melanie A. Novack
Leonard Schnitzer
Lois T. Schnitzer
Rita S. Philip
Robert W. Philip
Michele Babette Philip
Gayle S. Romain
Laura H. Rosencrantz
Bryan L. Rosencrantz
Sandra Lee Schnitzer
Mardi S. Schnitzer
Jill Schnitzer Edelson
Richard H. Edelson
Dina S. Meier
Jean S. Reynolds
Alan Scott Davis
N. Dickson Davis
Samantha Paige Davis
Dori Schnitzer
Susan Schnitzer
First Interstate Bank
of Oregon, N.A.
Item 2(b).	Address of Principal Business Office or, if none, Residence
For First Interstate Bank of Oregon, N.A.: 1300 SW Fifth Avenue Portland, OR 97201 For all other Reporting Persons: 3200 NW Yeon Avenue Portland, OR 97210
Item 2(c).	Citizenship
Each individual listed in Item 2(a) is a citizen of the United States. First Interstate Bank of Oregon, N.A. is a national banking association.
Item 2(d).	Title of Class of Securities
Class A Common Stock, $1 par value
Item 2(e).	CUSIP NUMBER
806882 10 6

Page 39 of 42 pages

Item 3.	Type of Reporting Person
Inapplicable
Item 4.	Ownership

Pursuant to the terms of the Schnitzer Steel Industries, Inc. Voting Trust and Buy-Sell Agreement dated March 31, 1991 (the "Schnitzer Trust Agreement"), the beneficial owners of 4,311,128 shares of Class B Common Stock of the Company have contributed their shares to the Schnitzer Steel Industries, Inc. Voting Trust (the "Schnitzer Trust"). The Schnitzer Trust is divided into four separate groups, one for each branch of the Schnitzer family. Carol S. Lewis, Dori Schnitzer, Gary Schnitzer, and Rita S. Philip are the four trustees of the Schnitzer Trust, and each is also the separate trustee for his or her separate family group. Pursuant to the Schnitzer Trust Agreement, the trustees as a group have the power to vote the shares held in the Schnitzer Trust and, in determining how the trust shares will be voted, each trustee separately has the number of votes equal to the number of shares held in trust for his or her family group.

The Reporting Persons are all beneficial owners of shares of Class B Common Stock contributed to the Schnitzer Trust. Each share of Class B Common Stock is convertible into one share of Class A Common Stock.

See Items 5 through 9 and 11 of the Cover Pages for the beneficial ownership of Class A Common Stock by each Reporting Person. All of the shares of Class A Common Stock reported in Items 5 through 9 and 11 of the Cover Pages are shares which may be acquired upon conversion of Class B Common Stock, except for the following shares of Class A Common Stock that are actually owned or subject to exercisable options:
	Reporting Person	Class A Common Stock Actually Owned		Percent of Class	Sole Voting Power		Shared Voting Power	Sole Dispositive Power		Shared Dispositive Power
1.	Manuel Schnitzer	27,500		0.5	27,500		0	27,500		0
2.	Carol S. Lewis	1,000		0.0	1,000		0	1,000		0
3.	Scott Lewis	46,000		0.9	46,000		0	46,000		0
4.	Marilyn S. Easly	536		0.0	536		0	536		0
5.	Gilbert Schnitzer	85,350		1.6	0		85,350	0		85,350
6.	Thelma S. Schnitzer	85,350		1.6	0		85,350	0		85,350
7.	Gary Schnitzer	63,152	(1)	1.2	63,152	(1)	0	63,152	(1)	0
8.	Gregory Schnitzer	28,000		0.5	28,000		0	28,000		0
9.	Kenneth M. Novack	98,116	(2)	1.9	13,766	(2)	84,350	13,766	(2)	84,350
10.	Deborah S. Novack	84,350		1.6	0		84,350	0		84,350
11.	Leonard Schnitzer	114,237	(3)	2.1	84,337	(3)	29,900	84,337	(3)	29,900
12.	Lois T. Schnitzer	23,600		0.5	0		23,600	0		23,600
13.	Rita S. Philip	9,000		0.2	0		9,000	0		9,000
14.	Robert W. Philip	107,488	(4)	2.0	98,488	(4)	9,000	98,488	(4)	9,000
15.	Michele Babette Philip	1,500		0.0	1,500		0	1,500		0
16.	Gayle S. Romain	40,100		0.8	300		39,800	300		39,800
17.	Bryan L. Rosencrantz	100		0.0	100		0	100		0
18.	Sandra Lee Schnitzer	2,600		0.0	2,600		0	2,600		0
19.	Mardi S. Schnitzer	600		0.0	600		0	600		0
20.	Jill Schnitzer Edelson	4,800		0.1	100		4,700	100		4,700

Page 40 of 42 pages

21.	Richard H. Edelson	4,700	0.1	0	4,700	0	4,700
22.	Dina S. Meier	1,300	0.0	0	1,300	0	1,300

(1)
Includes 61,852 shares subject to exercisable options under the Company's 1993 Stock Incentive Plan.

(2)
Includes 13,766 shares subject to exercisable options under the Company's 1993 Stock Incentive Plan.

(3)
Includes 84,337 shares subject to exercisable options under the Company's 1993 Stock Incentive Plan.

(4)
Includes 97,438 shares subject to exercisable options under the Company's 1993 Stock Incentive Plan.
Item 5.	Ownership of Five Percent or Less of a Class
Inapplicable
Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Inapplicable
Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Inapplicable
Item 8.	Identification and Classification of Members of the Group

The Reporting Persons are required to file this Schedule pursuant to Rule 13d-1(d) and are filing a joint Schedule on behalf of all of them. Attached as Exhibit A to this Amendment No. 7 is the Schedule 13G Filing Agreement and Power of Attorney among the Reporting Persons which identifies each member of the group.
Item 9.	Notice of Dissolution of Group
Inapplicable
Item 10.	Certification
Inapplicable

Page 41 of 42 pages

SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 7, 2001.
MANUEL SCHNITZER
CAROL S. LEWIS
SCOTT LEWIS
EMANUEL ROSE
LARRY LEWIS
KATHLEEN LEWIS
MARILYN S. EASLY
DAVID S. EASLY
DANIELLE EASLY NYE
SEAN M. EASLY
GILBERT SCHNITZER
THELMA S. SCHNITZER
GARY SCHNITZER
GREGORY SCHNITZER
KENNETH M. NOVACK
DEBORAH S. NOVACK
MELANIE A. NOVACK
LEONARD SCHNITZER
LOIS T. SCHNITZER
RITA S. PHILIP
ROBERT W. PHILIP
MICHELE BABETTE PHILIP
GAYLE S. ROMAIN
LAURA H. ROSENCRANTZ
BRYAN L. ROSENCRANTZ
SANDRA LEE SCHNITZER
MARDI S. SCHNITZER
JILL SCHNITZER EDELSON
RICHARD H. EDELSON
DINA S. MEIER
JEAN S. REYNOLDS
ALAN SCOTT DAVIS
N. DICKSON DAVIS
SAMANTHA PAIGE DAVIS
DORI SCHNITZER
SUSAN SCHNITZER
FIRST INTERSTATE BANK OF
OREGON, N.A.
By	/s/ CHARLES A. FORD Charles A. Ford, Attorney-in-Fact for all Reporting Persons

Page 42 of 42 pages

EXHIBIT A

SCHNITZER STEEL INDUSTRIES, INC.
SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY

    This SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY (the "Agreement") is entered into as of March 31, 1994 by and among the undersigned beneficial owners (the "Beneficial Owners") of Common Stock of Schnitzer Steel Industries, Inc. (the "Company").

    WHEREAS, the Beneficial Owners have sole or shared voting or dispositive power over an aggregate of 4,728,249 shares of Class B Common Stock of the Company deposited in the Schnitzer Steel Industries, Inc. Voting Trust (the "Voting Trust"), which shares are convertible into Class A Common Stock of the Company representing more than five percent of the outstanding Class A Common Stock; and

    WHEREAS, as a result of their participation in the Voting Trust, the Beneficial Owners may be deemed to be a group required to file a Schedule 13G and annual amendments thereto with the Securities and Exchange Commission to report their beneficial ownership of shares of Class A Common Stock, and the Beneficial Owners desire to jointly file such Schedule 13G and any amendments thereto;

    NOW, THEREFORE, the Beneficial Owners agree as follows:

    1.  Joint Filing Agreement.  The Beneficial Owners hereby agree that the Schedule 13G reporting their beneficial ownership as of December 31, 1993 of Class A Common Stock of the Company is, and any amendments thereto or any future Schedule 13Gs or amendments thereto signed by each of the undersigned personally or through an attorney-in-fact shall be, filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934.

    2.  Power of Attorney.  Each Beneficial Owner hereby constitutes and appoints Kenneth M. Novack, Edgar C. Shanks and Charles A. Ford, and any one of them, as his or her true and lawful attorney, agent and attorney-in-fact for the purpose of executing and delivering in the name and on behalf of the undersigned all documents required to be filed with the Securities and Exchange Commission pursuant to Section 13(g) of the Securities Exchange Act of 1934 in connection with the reporting of beneficial ownership by the undersigned of Class A Common Stock of the Company, including specifically, but without limitation thereto, power and authority to sign the undersigned's name as attorney-in-fact to a Schedule 13G to be filed to report beneficial ownership as of December 31, 1993 of Class A Common Stock of the Company and to any amendments thereto, and to any future Schedule 13G or amendments thereto as may be required under the Securities Exchange Act of 1934, and to any joint filing agreements among the undersigned relating to such documents, and to file any such statement, amendment or agreement with the Securities and Exchange Commission. The undersigned ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

    3.  Additional Parties.  Any person who becomes a beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of shares of Class B Common Stock of the Company deposited in the Voting Trust may, by execution of a counterpart signature page to this Agreement, become a party to this Agreement. Each Beneficial Owner consents and agrees to the automatic amendment of this Agreement to add as a party any such person who shall thereafter be considered a Beneficial Owner under this Agreement.

    4.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute only one legal instrument.

SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY - PAGE 1

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

/s/ MANUEL SCHNITZER Manuel Schnitzer
/s/ EDITH SCHNITZER Edith Schnitzer
/s/ CAROL S. LEWIS Carol S. Lewis
/s/ SCOTT LEWIS Scott Lewis
/s/ LARRY LEWIS Larry Lewis
/s/ KATHLEEN LEWIS Kathleen Lewis
/s/ MARILYN S. EASLY Marilyn S. Easly
/s/ DAVID S. EASLY David S. Easly
/s/ DANIELLE C. EASLY Danielle C. Easly
/s/ SEAN M. EASLY Sean M. Easly
/s/ GILBERT SCHNITZER Gilbert Schnitzer

SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY - PAGE 2

/s/ THELMA S. SCHNITZER Thelma S. Schnitzer
/s/ GARY SCHNITZER Gary Schnitzer
/s/ ANDREA SCHNITZER Andrea Schnitzer
/s/ GREGORY SCHNITZER Gregory Schnitzer
/s/ KENNETH M. NOVACK Kenneth M. Novack
/s/ DEBORAH S. NOVACK Deborah S. Novack
/s/ MELANIE A. NOVACK Melanie A. Novack
/s/ LEONARD SCHNITZER Leonard Schnitzer
/s/ LOIS T. SCHNITZER Lois T. Schnitzer
/s/ RITA S. PHILIP Rita S. Philip
/s/ GAYLE S. ROMAIN Gayle S. Romain
/s/ LAWRENCE ROSENCRANTZ Lawrence Rosencrantz

SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY - PAGE 3

/s/ BRYAN L. ROSENCRANTZ Bryan L. Rosencrantz
/s/ SANDRA LEE SCHNITZER Sandra Lee Schnitzer
/s/ MARDI S. SCHNITZER Mardi S. Schnitzer
/s/ JILL SCHNITZER EDELSON Jill Schnitzer Edelson
/s/ DINA EVAN SCHNITZER Dina Evan Schnitzer
/s/ MILDRED SCHNITZER Mildred Schnitzer
/s/ JEAN S. REYNOLDS Jean S. Reynolds
/s/ N. DICKSON DAVIS N. Dickson Davis
/s/ DORI SCHNITZER Dori Schnitzer
/s/ SUSAN SCHNITZER Susan Schnitzer
First Interstate Bank of Oregon, N.A.
By	/s/ APRIL D. SANDERSON April D. Sanderson Vice President and Area Manager

SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY - PAGE 4

PARTIES ADDED PURSUANT TO SECTION 3 FOR 12/31/94 SCHEDULE 13G:

/s/ ROBERT W. PHILIP Robert W. Philip
/s/ LAURA H. ROSENCRANTZ Laura H. Rosencrantz

PARTY ADDED PURSUANT TO SECTION 3 FOR 12/31/95 SCHEDULE 13G:

/s/ RICHARD H. EDELSON Richard H. Edelson

PARTIES ADDED PURSUANT TO SECTION 3 FOR 12/31/96 SCHEDULE 13G:

/s/ SAMANTHA PAIGE DAVIS Samantha Paige Davis
/s/ MICHELE BABETTE PHILIP Michele Babette Philip

PARTY ADDED PURSUANT TO SECTION 3 FOR 12/31/97 SCHEDULE 13G:

/s/ EMANUEL ROSE Emanuel Rose

PARTY ADDED PURSUANT TO SECTION 3 FOR 12/31/98 SCHEDULE 13G:

/s/ ALAN SCOTT DAVIS Alan Scott Davis

SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY - PAGE 5

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SCHNITZER STEEL INDUSTRIES, INC. SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY